UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): June 6, 2017

INVESTVIEW, INC.

(Exact name of registrant as specified in charter)

Nevada	000-27019	87-0369205
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

12 South 400 West

Salt Lake City, Utah 84101

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including area code: 888-217-8720

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

Item 3.02	Unregistered Sales of Equity Securities

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

Change to the Board of Directors

On June 6, 2017, Annette Raynor, Chief Operating Officer, and Chad Miller were appointed as directors of Investview, Inc. (the “Company”). Ms. Raynor has served as the Company’s Chief Operating Officer since March 31, 2017. Since 2013, Ms. Raynor has served as the Chief Operating Officer of Wealth Generators, LLC, the Company’s wholly owned subsidiary. Ms. Raynor holds her Series 65 Registered Investment Advisor license and is a licensed realtor in the State of New Jersey. Mr. Miller co-founded Wealth Generators in 2013. Prior to 2013, Mr. Miller held his Series 63 – Uniform Securities License, Series 7 General Securities License and Series 24 General Securities Principal License and was employed by various brokerage firms from 1999 through 2010.

There is no understanding or arrangement between Ms. Raynor and Mr. Miller and any other person pursuant to which they were selected as directors of the Company.  Ms. Raynor and Mr. Miller do not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.  Except as set forth below, Ms. Raynor and Mr. Miller have not had any direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000. On March 31, 2017, the Company entered into a Contribution Agreement with the members of Wealth Generators, LCC, a limited liability company (“Wealth Generators”), each of which are accredited investors (“Wealth Generators Members”) pursuant to which the Wealth Generators Members agreed to contribute 100% of the outstanding securities of Wealth Generators in exchange for an aggregate of 1,358,670,942 shares of our common stock of the Company (the “Wealth Generators Contribution”).  The closing of the  Wealth Generators Contribution occurred on March 31, 2017. Annette Raynor is an owner of Wealth Engineering LLC and Chad Miller is an owner of CR Capital Holdings LLC. Both Wealth Engineering LLC and CR Capital Holdings LLC were Wealth Generators Members and, as a result of the Wealth Generators Contribution now significant shareholders of the Company.

Conversion Agreements

On June 6, 2017, the Company entered into Conversion Agreements with several accredited investors pursuant to which each of the parties agreed to convert all amounts of debt accrued and payable to such person by Wealth Generators into shares of Company common stock at $0.01 per share. The Conversion Agreements resulted in the conversion of an aggregate of $2,000,000 into 200,000,000 shares of Company common stock.

In addition, the Company entered an agreement with a licensor of various products for a term of 15 years pursuant to which the licensor agreed to waive its rights for future payments in exchange of 80,000,000 shares of common stock of the Company, which may be increased an additional 20,000,000 shares of common stock if the products provides a return in excess of 2% on invested capital for three consecutive months. The additional issuances shall not exceed 40,000,000 shares of common stock.

Financing

On April 26, 2017, the Company entered into and closed a Subscription Agreement with an accredited investor pursuant to which the investor invested $30,000 in consideration of 3,000,000 shares of common stock.

For each of the above issuance, CR Capital Holdings LLC (“CR Capital”), which is owned by Chad Miller and Ryan Smith, executive officers and directors of the Company, agreed to provide price protection. At the end of 18 months from the date of such agreement, if the average closing price of the Company’s common stock over the previous 20 trading days (the “Trading Price”) is below $0.02 per share, subject to any adjustments resulting from any recapitalization, reverse split, or similar actions, CR Capital will issue the investor additional shares of common stock until the cumulative value of the shares issued to the shareholder is equal to double the aggregate purchase price of the shares, up to a maximum of 100% of the shares of common stock purchased under this agreement.

Debt Assignment

On June 6, 2017, the Company and Alpha Pro Asset Management Group, LLC (“Alpha”) entered into an Assignment and Assumption Agreement (the “Assumption Agreement”) whereby debt payable by the Company in the amount of $482,588 was assigned to Alpha in consideration of 24,575,884 shares of common stock of the Company. Market Trend Strategies, LLC (“Market”) subsequently replaced Alpha as party to the Assumption Agreement. On June 6, 2017, Market and the Company entered into an Acquisition Agreement pursuant to which the Company sold certain non-essential assets pertaining to various education products to Market in consideration of Market assuming debt payable by the Company in the amount of $419,135.

The above offers and sales of the securities were made to accredited investors and the Company relied upon the exemptions contained in Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated there under with regards to the sales. No advertising or general solicitation was employed in offerings the securities. The offers and sales were made to accredited investors and transfer of the securities was restricted by the Company in accordance with the requirements of the Securities Act of 1933.

The foregoing is only a brief description of the material terms of the above corporate actions and agreements, and does not purport to be a complete description of the rights and obligations of the parties under those agreements, and such descriptions are qualified in their entirety by reference to the agreements which are filed as exhibits to this Current Report.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

4.1	Form of Subscription Agreement dated April 26, 2017

10.1	Form of Conversion Agreement dated June 6, 2017

10.2	Agreement entered into with CTB Rise International Inc. dated June 7, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INVESTVIEW, INC.

By:	/s/ William Kosoff
Name:	William Kosoff
Title:	Acting Chief Financial Officer

Date: June 12, 2017